EXHIBIT 99.1

Investor Relations Contact:	Media Contact:
Scott M. Tsujita	Pete Schuddekopf
SVP Finance, Treasury & Investor Relations	VP Media Relations
Hypercom Corporation	Hypercom Corporation
Phone: 602-504-5161	602-504-5383
Email: stsujita@hypercom.com	pschuddekopf@hypercom.com
HYPERCOM ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2007 FINANCIAL RESULTS
FINANCIAL SUMMARY ($’s in millions)

	Q4 2007	Q4 2006	Change	Change (%)
Revenue	$90.7	$64.8	$25.9	40.0
Gross Profit	24.8	19.2	5.6	29.2
Operating Expense	25.8	23.6	2.2	9.3
Loss from Operations	(1.0)	(4.4)	3.4
Net Income (Loss)	0.3	(2.7)	3.0

	H2 2007	H1 2007	Change	Change (%)
Revenue	$161.5	$132.3	$29.2	22.1
Gross Profit	46.0	29.5	16.5	55.9
Operating Expense	46.5	39.2	7.3	18.6
Loss from Operations	(0.5)	(9.7)	9.2
Net Income (Loss)	0.8	(8.3)	7.5
PHOENIX, February 21, 2008-Hypercom Corporation (NYSE: HYC), the high security electronic transaction solutions provider, today announced financial results for the fourth quarter and full year ended December 31, 2007.
The Company recorded fourth quarter net income of $0.3 million, or $0.00 per share, versus a loss of $2.7 million, or $0.05 per share, in the same quarter of 2006, and a net loss of $7.5 million, or $0.14 per share, for full year 2007 versus net income of $7.0 million, or $0.13 per share, in the prior year.
Fourth quarter revenue was $90.7 million, up $25.9 million or 40%, compared to $64.8 million in the same quarter of 2006, and up $19.9 million, or 28.1%, compared to the third quarter of 2007.

Product revenue was $62.2 million versus $49.9 million in the same period a year ago, up $12.3 million, or 24.7%. The year over year increase primarily reflects $8.5 million and $3.4 million of incremental multi-lane and mobile product revenue, respectively. Service revenue in the fourth quarter was $28.5 million versus $14.9 million, up $13.6 million, or 91.3%. Service revenue included $4.6 million related to a collection of funds from the Brazilian Health Ministry, and $5.3 million of incremental revenue from HPS (Hypercom Payment Solutions, formerly TPI) which was acquired in December 2006 and ACG Group which was acquired in January 2007. Growth across most operating regions accounted for the additional year over year service revenue growth of $3.7 million.
For the full year, revenue was up $45.2 million, or 18.2%, versus 2006. Product revenue was up $15.1 million, or 7.9%. Service revenue was up $30.2 million, or 52.7%. Full year product revenue includes $11.9 million of product sales in Brazil initiated to protect future service revenue and $7.2 million of L4150 multilane product. The increase in service revenue includes $18.8 million of incremental revenue from HPS and ACG, and $4.6 million of non-recurring revenue from the Brazil Health Ministry.
Fourth quarter gross profit was $24.8 million, or 27.3% of revenue, compared to fourth quarter 2006 gross profit of $19.2 million, or 29.6% of revenue. The gross margin is a blend of 25.0% product gross margin and 32.4% service gross margin versus margins of 32.9% and 18.8% in fourth quarter 2006.
Product gross margin is lower than the same quarter in the prior year due to lower margin multi-lane terminal sales, and approximately $1.8 million of transition costs related to the switch to contract manufacturing. Transition costs include the expense of continuing to run internal manufacturing while simultaneously moving to contract manufacturing, severance costs for manufacturing related personnel, accelerated depreciation on factory assets, and higher than normal freight costs. Service gross margin is higher than in the same quarter in the prior year primarily due to the realization of $4.6 million of revenue from the Brazil Health Ministry that did not have any associated cost of sales.
Full year gross profit was $75.4 million, or 25.7% of revenue, compared to $89.0 million, or 35.8%, in the prior year. The full year gross profit was reduced by the net impact of various non-recurring benefits and expenses including inventory reserves, severance, a capitalized software write-off, the collection from the Brazil Health Ministry totaling $6.2 million, $0.5 million of negative gross profit on Brazil countertop revenue, and $2.3 million of transition costs related to outsourced manufacturing.
Fourth quarter operating expenses were $25.8 million, up $2.2 million versus $23.6 million in the prior year, and sequentially up $5.1 million compared to third quarter expense of $20.7 million. Operating expenses for fourth quarter included $2.3 million of non-recurring charges including; commissions on the Brazil Health Ministry collection, non-capitalized due diligence costs, and executive recruiting consulting fees. Excluding the $2.3 million of non-recurring charges, operating expenses increased $2.8 million sequentially due to increased variable selling costs related to higher revenues, an additional bad debt reserve related to a single customer in Latin America, and increased personnel related, networking product development, and certification costs.
For the full year, operating expenses were $85.7 million versus $85.9 million a year ago. The 2007 operating expenses were reduced by a net $1.5 million of non-recurring benefits and expenses such as; a gain on the sale of the building and land in Phoenix, the reversal of prior year stock based compensation expense, and due diligence costs related to the Thales e-Transaction acquisition. The 2006 operating expenses were reduced by a net $2.0 million of non-recurring benefits and expenses including a gain on the sale of property in Hong Kong offset by the write-off of in-process R&D related to the acquisition of TPI.
Balance Sheet and Cash-flow
As of December 31, 2007 Hypercom had $82.2 million of cash and short term investments on hand, down slightly from the third quarter. Cash and short term investments were reduced by $10.0 million that was deposited as a prepayment against the purchase price of the Thale’s e-Transactions business line. Cash flow from operations was $8.0 million, primarily due to a reduction in inventories.
New Initiatives
Hypercom has recently announced several new initiatives including:
•	Signing of a share purchase agreement with Thales SA to acquire that company’s e-Transactions business line for $120 million in cash. The e-Transactions business line is a leading provider of secure card payment solutions in France, Germany, the United Kingdom, and Spain and currently is a profitable business line of Thales Group’s Security Solutions & Services Division. The combined company would result in the third largest global provider of electronic payment solutions and services. The agreement provides for a potential earn out of up to an additional $30 million based upon the combined companies’ performance in 2008.

•	The introduction of the Optimum L4150, a new top-of-the-line global payment terminal for multi-lane retailers. The PCI PED-approved unit features a new 64K color glass capacitive touch screen providing the market’s brightest and most legible interface for effective interactive advertising at the point of sale. The L4150’s video-capable 200 MHz processor ensures the terminal can support bandwidth-intensive graphics and animations as well as high-speed transaction handling without compromising performance. Other Hypercom-exclusive engineering advantages include an advanced security architecture that simplifies hardware and application authentication, several PCI-PED-compliant privacy options that eliminate the need for add-on physical privacy shields that interfere with terminal usage by the consumer, and a depot-upgradeable capability that allows contactless and EMV smart card readers to be integrated into the L4150 either before or after delivery without increasing the footprint of the device.

•	A strategic agreement with Keycorp Limited (ASX: KYC) under which Keycorp will distribute Hypercom’s new countertop, mobile and multi-lane Optimum payment solutions throughout Canada as part of Keycorp’s Managed Payment Services Program. Both companies will cooperate closely on joint sales and marketing opportunities. The agreement follows Interac Association Device Certification of the Optimum T4200.
Fourth Quarter Earnings Call
Hypercom has scheduled its conference call to discuss fourth quarter and full year 2007 financial results for Thursday, February 21, 2008. The call will be held at 4:30 p.m. ET and will be available either through telephone dial-in or audio web cast.

The dial-in number is 1-800-344-6783 for North American callers and +1-719-785-9438 for international callers. To access the call, participants will be required to identify the call host, Scott Tsujita. To access the audio web cast, please go to Hypercom’s website, http://ir.hypercom.com at least two minutes prior to the call to register. A replay of the conference call can be accessed approximately one hour after the conclusion of the live call and will be available until Friday March 21, 2008. The replay number for North America is 1-888-203-1112 and +1-719-457-0820 for international callers. The replay access code is 4929003. A replay of the call can also be accessed in the “audio archive” section of http://ir.hypercom.com, where it will remain until the next results release.
Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements that are subject to the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21G of the Securities Exchange Act of 1934, as amended. The words “believe,” “expect,” “anticipate,” “estimate,” “will,” “intend,” “project,” and other similar expressions identify such forward-looking statements. These forward-looking statements include, among other things, statements regarding Hypercom’s anticipated financial performance; projections regarding future revenue, gross margins, operating profits, product and service margins, net income, cash flows, gains or losses from discontinued operations; the timing, performance, certifications, and market acceptance of new products; the migration to a contract manufacturer of the Company’s products; the development and success of broader distribution channels; potential acquisitions and business combinations; and the expected results and benefits of such transactions. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to documents filed by Hypercom with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.
Among the important factors or risks that could cause actual results to differ from those contained in the forward-looking statements in this press release are: the state of the competition in the payments processing industry in general; the timing and commercial feasibility of new products, services, and market development initiatives; risks relating to the introduction of new products and services including ability to obtain and the timing of key certifications; our ability to cost reduce new and existing products to improve margins; projections regarding specific demand for our products and services; projections regarding future revenues, cost of sales, operating expenses, margins, cash flows, earnings, working capital and liquidity; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the challenges presented by conducting business on an international basis; the sufficiency of our reserves for assets and obligations exposed to revaluation; our ability to identify and complete acquisitions, strategic investments, and business combinations and successfully integrate them into our business; the impact of current litigation matters on our business; our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations; risks associated with utilization of contract manufacturers of our products; industry and general economic conditions; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing.
The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in Hypercom’s most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time. Hypercom’s results of operations for the three months ended December 31, 2007 are not necessarily indicative of Hypercom’s operating results for any future periods. Any projections in this press release are based on limited information currently available to Hypercom, which is subject to change. Although any such projections and the factors influencing them will likely change, Hypercom is under no obligation, nor do we intend to, update the information, since Hypercom will only provide guidance at certain points, it at all during the year. Such information speaks only as of the date of this press release.
Hypercom does not endorse any projections regarding future performance that may be made by third parties.
####
Hypercom and Optimum & Design are registered trademarks of Hypercom Corporation. All other trademarks are the property of their respective owners. HYCF

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Amounts in thousands, except per share data)	2007	2006	2007	2006
Net revenue:
Products	$62,161	$49,909	$206,360	$191,286
Services	28,519	14,874	87,442	57,279

Total net revenue	90,680	64,783	293,802	248,565

Costs of revenue:
Products	46,616	33,511	149,787	117,756
Services	19,289	12,082	68,567	41,784

Total costs of revenue	65,905	45,593	218,354	159,540

Gross profit	24,775	19,190	75,448	89,025

Operating expenses:
Research and development	7,212	8,159	28,753	27,706
Selling, general and administrative	18,595	14,410	60,710	60,105
In-process research and development	—	1,000	—	1,000
Loss (gain) on sale of real property	—	5	(3,796)	(2,953)

Total operating expenses	25,807	23,574	85,667	85,858

Income (loss) from continuing operations	(1,032)	(4,384)	(10,219)	3,167
Interest income , net	1,073	1,169	3,832	3,686
Foreign currency loss	(329)	(62)	(1,685)	(699)
Other expense	(18)	(40)	(25)	(71)

Income (loss) before income taxes and discontinued operations	(306)	(3,317)	(8,097)	6,083
Provision for income taxes	259	582	(478)	(1,346)

Income (loss) before discontinued operations	(47)	(2,735)	(8,575)	4,737
Income (loss) from discontinued operations	309	(7)	1,098	2,233

Net income (loss)	$262	$(2,742)	$(7,477)	$6,970

Basic and diluted income (loss) per share:
Income (loss) before discontinued operations	$—	$(0.05)	$(0.16)	$0.09
Income (loss) from discontinued operations	—	—	0.02	0.04

Basic and diluted income (loss) per share	$—	$(0.05)	$(0.14)	$0.13

Weighted average common shares:
Basic	52,925,592	53,528,639	52,927,296	53,248,194

Diluted	53,073,820	53,528,639	52,927,296	53,965,576

HYPERCOM CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
(Amounts in thousands)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$76,925	$34,190
Restricted cash	238	201
Short-term investments	4,988	47,228
Accounts receivable, net	71,341	52,777
Inventories	22,343	52,632
Prepaid expenses and other current assets	15,013	8,001
Deferred tax assets	497	691

Total current assets	191,345	195,720
Property, plant and equipment, net	17,694	27,261
Intangible assets, net	10,502	5,733
Deferred acquisition costs	12,529	—
Other long-term assets	18,174	8,002

Total assets	$250,244	$236,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,448	$22,931
Accrued payroll and related expenses	9,889	6,201
Accrued sales and other taxes	7,427	7,781
Product warranty liabilities	1,754	2,636
Accrued other liabilities	16,152	9,603
Deferred revenue	5,497	2,185
Income taxes payable	519	2,460

Total current liabilities	71,686	53,797
Deferred tax liabilities, net	620	380
Other long-term liabilities	3,437	3,608

Total liabilities	75,743	57,785
Stockholders’ equity	174,501	178,931

Total liabilities and stockholders’ equity	$250,244	$236,716

HYPERCOM CORPORATION
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2007	2006	2007	2006
Cash flows from continuing operations:
Net income (loss) from continuing operations	$(47)	$(2,735)	$(8,575)	$4,737
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	2,483	2,190	9,156	7,872
Acquired in-process research and development	—	1,000	—	1,000
Amortization of deferred financing costs	—	—	—	4
Amortization of discounts on short-term investments	(59)	(313)	(844)	(1,303)
Provision for doubtful accounts	1,290	211	2,115	826
Provision for excess and obsolete inventory	1,012	712	8,074	2,342
Provision for warranty and other product charges	384	214	2,328	125
Deferred income tax benefit (provision)	400	(489)	434	(530)
Non-cash share-based compensation expense	811	1,564	1,920	6,253
Foreign currency (gains) losses	(853)	48	(2,416)	35
Loss (gain) on sale of real property	—	5	(3,796)	(2,953)
Other non-cash	31	60	509	324
Changes in operating assets and liabilities, net	2,509	(9,107)	4,944	(25,963)

Net cash provided by (used in) operating activities	7,961	(6,640)	13,849	(7,231)

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,162)	(1,919)	(7,481)	(6,434)
Proceeds from the sale of real property	—	—	16,250	5,190
Cash paid for acquisitions, net of cash acquired	—	(8,319)	(12,707)	(8,319)
Cash deposit for pending acquisition of Thales e-Transactions business	(10,368)	—	(10,368)	—
Software development costs capitalized	(232)	—	(1,392)	(787)
Net decrease (increase) in restricted cash	30	(12)	(37)	(201)
Purchase of short-term investments	(14,949)	(66,710)	(141,006)	(295,054)
Proceeds from the sale or maturity of short-term investments	18,400	72,805	184,090	307,080

Net cash provided by (used in) investing activities	(9,281)	(4,155)	27,349	1,475

Cash flows from financing activities:
Repayments of bank notes payable and other debt instruments	(1)	(10)	(6)	(8,364)
Debt issuance cost	(100)	—	(100)	—
Proceeds from issuance of common stock	389	258	933	6,651
Purchase of treasury stock	—	—	—	(10,740)

Net cash provided by (used in) financing activities	288	248	827	(12,453)

Effect of exchange rate changes on cash	209	132	716	469

Net increase (decrease) in cash flows from continuing operations	(823)	(10,415)	42,741	(17,740)
Net cash provided by (used in) operating activities — discontinued operations	—	(339)	(6)	3,853
Net cash provided by investing activities - discontinued operations	—	—	—	12,137
Cash and cash equivalents, beginning of period	77,748	44,944	34,190	35,940

Cash and cash equivalents, end of period	$76,925	$34,190	$76,925	$34,190